HECO Exhibit 10.3

SUPPLY CONTRACT FOR LOW SULFUR FUEL OIL

This Supply Contract for Low Sulfur Fuel Oil (“LSFO”) (the “Contract”) is entered into as of this 28th day of August,  2012 (“Execution Date”), by and between HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation, (“HECO”), with principal place of business at 900 Richards Street, Honolulu, Hawaii 96813, and TESORO HAWAII CORPORATION, a Delaware corporation, (“SELLER”), with principal place of business and mailing address at 19100 Ridgewood Parkway, San Antonio, Texas 78259.  HECO and SELLER are each a “Party” and collectively the “Parties” to this Contract.  This Contract shall become effective as provided in Section 2.3 (Effective Date) below.

WHEREAS, HECO is in the business of generation, transmission and distribution of electrical power on the island of Oahu, State of Hawaii; and

WHEREAS, HECO desires Low Sulfur Fuel Oil (“LSFO”) for use at Kahe Power Plant, Kapolei, Hawaii (“KPP”); Waiau Power Plant, Pearl City, Hawaii (“WPP”) and Honolulu Power Plant, Honolulu, Hawaii (“HPP”); and

WHEREAS, SELLER is a supplier of LSFO with delivery and transportation capabilities and desires to supply and deliver to HECO LSFO that meets HECO’s requirements as set forth herein; and

WHEREAS, SELLER represents that it is currently equipped and currently has the ability to supply LSFO of such suitable type and quality and in a quantity sufficient to meet HECO’s requirements; and

WHEREAS, SELLER is willing to sell and deliver such suitable LSFO to HECO and HECO is willing to purchase and receive such fuel from SELLER under the terms and conditions set forth hereinafter; and

WHEREAS, Seller and HECO agree that this is a fuel purchase contract and HECO shall only pay for LSFO delivered in accordance with the terms and conditions set forth hereinafter; and

WHEREAS, based on the arrangement under the terms and conditions set forth herein, HECO is willing to enter into this Contract based, in part, on the Parties’ understanding that FASB ASC 810 (as defined below) would not be triggered and based on a preliminary assessment this Contract would not be considered a capital lease under FASB ASC 840 (as defined below).

NOW, THEREFORE, it is mutually agreed by the parties hereto as follows:

ARTICLE I

DEFINITIONS

Except where otherwise indicated, the following definitions shall apply throughout this Contract.

1.1                               “affiliate”, except where otherwise expressly provided, means a corporation, limited liability company, limited partnership or other legal entity controlling, controlled by or under common control with SELLER or HECO, as the case may be.

1.2                               “API” means American Petroleum Institute, a long-established petroleum industry organization.

1.3                               “ASTM” means the American Society for Testing and Materials, a long-established source of standard testing and evaluation methods for petroleum.

1.4                               “Barrel” means 42 United States bulk gallons at 60°F.

1.5                               “Blend Stock” means material sometimes used to blend with Product in order to meet desired contract specifications.

1.6                               “BPTF” means HECO’s Barbers Point Tank Farm, a fuel receiving, storage and distribution facility located in Barbers Point area of Oahu, in Campbell Industrial Park, Kapolei, Hawaii.

1.7                               “BTU” and “BTU content” means British Thermal Unit and refers to the standard assessment of fuel’s gross heating value or gross heat content.

1.8                               “Certificate of Quality” or “Quality Certificate” means the formal document by Seller recording the SELLER’s laboratory determination of quality and BTU content of a particular sample which represents a specific Delivery, said laboratory determinations having been performed in accordance with the test methods specified in Attachment A— Product Specifications.

1.9                               “Commencement Date” is defined in Section 2.1 (Term) below.

1.10                        “Commission” means the State of Hawaii Public Utilities Commission

1.11                        “Commission Approval Order” is defined in Section 2.2 (Regulatory Approval) below.

1.12                        “Commission Approval Order Date” is the date the Commission files the Commission Approval Order.

1.13                        “Consumer Advocate” means the Division of Consumer Advocacy of the Department of Commerce and Consumers Affairs of the State of Hawaii.

1.14                        “Contract” means this Low Sulfur Fuel Oil Supply Contract between SELLER and HECO.

1.15                        “Day” or “Days” means a calendar day of 24 hours.

1.16                        “Default” and “Defaulting Party” shall have the meaning set forth in Article XIII (Default).

1.17                        “Deliver”, “Delivery”, “Deliveries” or “Delivered” refers to the transfer of title or physical movement of LSFO by SELLER and purchased by HECO.

1.18                        “Delivery Status against Ratable” means the volume by which actual Barrels of Product Deliveries within a specified period vary above or below the volume that would have been delivered ratably pursuant to HECO’s Nomination within the minimum and maximum daily average volumes for such period.

1.19                        “DF” means degrees Fahrenheit.

1.20                        “Discharge Pier” means the pier or wharf at Kalaeloa Harbor where a Marine Delivery is discharged.

1.21                        “DOT” means the Department of Transportation of the State of Hawaii and/or of the United States, as the case may be.

1.22                        “Effective Date” is defined in Section 2.3 (Effective Date) below.

1.23                        “ETA” means estimated time of arrival.

1.24                        “Execution Date” has the meaning set forth in the Preamble.

1.25                        “Extension” means any Contract term in addition to and after the Original Term, as may be mutually agreed upon by the Parties.

1.26                        “Failure to Supply Position” is defined in Section 6.5 (Failure to Supply) below.

1.27                        “gallon” means a United States liquid gallon of 231 cubic inches at 60°F.

1.28                        “G.S.V.” means gross standard volume in U.S. Barrels at 60 DF.

1.29                        “Independent Inspector” means a qualified third-party petroleum inspection contractor acceptable to both parties providing petroleum sampling, measurement and other services before, during and after a Delivery.

1.30                        “HECO’s Facility” means the facilities designated for receipt of LSFO at HECO’s Barbers Point Tank Farm, Campbell Industrial Park, Oahu, Hawaii.

1.31                        “Kalaeloa Harbor” means the public port and pier facilities operated by the State of Hawaii at Barber’s Point, Oahu, Hawaii, USA.

1.32                        “LSFO” means Low Sulfur Fuel Oil meeting customary industry fuel oil specifications and having a sulfur content not greater than 0.5%.

1.33                        “Marine Delivery” or “Marine Deliveries” means a Delivery of LSFO and/or the components thereof, including Blend Stock, all or part of which are Delivered by SELLER from a marine vessel at Kalaeloa Harbor to HECO’s receiving and storage tanks.

1.34                        “Month” means a calendar month.

1.35                        “Nominate”, “Nomination”, and “Nominated” means the amount of Product specified by HECO to be sold and Delivered by SELLER and purchased and received by HECO for a specified Month pursuant to the procedures set forth herein.

1.36                        “Original Term” is defined in Section 2.1 (Term) below.

1.37                        “Party” and “Parties” are defined in the first paragraph above.

1.38                        “Pipeline Blend” means a mixture of SELLER’s Pipeline Fill and Product.

1.39                        “Pipeline Delivery” or “Pipeline Deliveries” means a Delivery of LSFO and/or the components thereof, including Blend Stock, all or part of which are Delivered by SELLER to HECO’s receiving and storage tanks at BPTF.

1.40                        “Pipeline Fill” means the petroleum derivatives residing in the pipelines through which SELLER makes Delivery of Product to HECO, which may be of different quality than the Product or LSFO.

1.41                        “Product” means Low Sulfur Fuel Oil suitable for use as a boiler fuel in conformance with the quality Specifications set forth in Attachment A— Product Specifications.

1.42                        “Purchase Deficit Position” is defined in Section 6.4 (Purchase Deficit) below.

1.43                        “Reverse Line Displacement” means an operation where HECO pumps HECO’s LSFO into the pipeline that SELLER uses to Deliver Product to HECO in order to displace SELLER’s Pipeline Fill.

1.44                        “Specifications” means the fuel quality specifications applicable to LSFO Product as set forth in Attachment A.

1.45                        “SPM” means SELLER’s offshore Single-Point Mooring off Barbers Point, Oahu.

1.46                        “Tank Final Sample” is defined in Section 6.6 (Pipeline Delivery) below.

1.47                        “USD” means currency denominated in U.S. dollars.

1.48                        “Year” means a calendar year.

1.49                        “Law” means any law, judgment, order, decision, interpretation, enforcement, statute, code, ordinance, rule, regulation, decree, grant, accounting standards accepted in the United States of America, concession, franchise, permit, treaty, convention or any action, direction, directive, restriction or intervention or other requirement of any Governmental Authority having the force of law.

1.50                        “Change in Law” shall have the meaning set forth in Section 14.1(A) (Change in Law).

ARTICLE II

TERM

Section 2.1:          Term.  The term of this Contract (the “Original Term”) shall be from May 1, 2013 (“Commencement Date”) through December 31, 2014, and shall continue in succession thereafter for an Extension, each a period of 12-Months, beginning each successive January 1, unless HECO or SELLER gives written notice of termination at least one hundred twenty (120) Days before the beginning of an Extension.

Section 2.2:          Regulatory Approval.

(a)           HECO will file an application with the Commission requesting approval of this Contract following its execution.  This Contract is contingent upon the issuance of a decision and order by the Commission that (i) approves this Contract and its pricing and terms and conditions, (ii) is in a final form deemed to be reasonable by HECO in its sole discretion, and (iii) allows HECO to include the reasonable costs incurred by HECO pursuant to this Contract in its revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of HECO’s rates and/or for cost recovery above those fuel costs included in base rate through HECO’s Energy Cost Adjustment Clause.  A decision and order by the Commission satisfying these conditions is, hereinafter, referred to as the “Commission Approval Order”.

(b)           SELLER understands that the decision and order may not be in a final form deemed to be final and/or reasonable to HECO if it (i) is not an unconditional approval, (ii) denies or defers ruling on any part of HECO’s Application, (iii) contains terms and conditions deemed to be unacceptable to HECO, in its sole discretion, or (iv) is not final, or deemed to be final by HECO, in its sole discretion, because HECO is not satisfied that no party to the proceeding in which the decision and order is issued, or other aggrieved person with the right to appeal, intends to seek a change in such decision and order through motion or appeal.

(c)           If HECO has not received the Commission Approval Order in a final form acceptable to HECO within 180 Days prior to the Commencement Date of this Contract, or if HECO’s request for Commission approval of this Contract is denied, then either SELLER or HECO may terminate this Contract by providing written notice of such termination delivered to the other prior to the Effective Date, as it is defined in Section 2.3 (Effective Date).  In such event of termination, each Party shall bear its own respective fees, costs and expenses incurred prior to termination, if any, in preparation for performance hereunder, and the Parties shall have no further obligation to each other with respect to this Contract except for indemnity and any confidentiality obligations assumed by the Parties hereunder.

(d)           SELLER, at its own cost, shall promptly cooperate with HECO’s reasonable requests for support of HECO’s efforts to prepare and file the Application and obtain the Commission Approval Order.

Section 2.3:          Effective Date.  This Contract shall become effective (the “Effective Date”) upon (a) receipt by HECO of the Commission Approval Order and (b) notice from HECO to SELLER that HECO deems the Commission Approval Order to be reasonable and in a final form.  HECO shall immediately notify SELLER when the Commission’s decision and order is published.  HECO shall then have a period of ten (10) business days to advise the SELLER whether it deems the Commission’s decision and order to be final and reasonable.  If HECO fails to respond within that period, then it shall be presumed that HECO deems the Commission Approval Order to be final and reasonable.  If HECO provides notice of concern that the Commission’s decision and order may not be final or reasonable, then the Parties may negotiate for an appropriate extension of the Effective Date or Commencement Date to address those concerns.  Alternatively, the Parties may mutually agree in writing that some other date shall be deemed the Effective Date.  Except for the obligations and provisions described herein, neither Party shall have any binding obligations under this Contract until the Effective Date, except that the Parties agree upon execution of this Contract to be bound by Section 2.2 (Regulatory Approval), Section 10.1 (Force Majeure), Section 11.1 (Compliance with laws and regulations), and all provisions in Article XVI (General Provisions).

ARTICLE III

QUANTITY

Section 3.1:          Quantity of Product To Be Supplied/Delivered.  Subject to the terms and conditions herein, SELLER shall sell and Deliver to HECO, and HECO shall purchase and receive from SELLER, Product as Nominated by HECO, within the volume and Delivery ranges provided hereunder. It is estimated that the quantity of Product required for this Contract will be within a range between approximately [ - - - ], with nominations to begin as early as [ - - - ].  For any partial Year of this Contract, the total annual quantity for that particular Year shall be calculated to range between the minimum and maximum rates set forth in Section 3.2 (Purchase Volumes) for that particular Year, multiplied by the number of Days remaining through December 31 in that partial Year.  HECO will provide SELLER with [ - - - ] Days advance notice of any significant demand changes [ - - - ].  SELLER will make its best reasonable effort to accommodate such a request but may reject requests for significant changes in demand under this Contract.

Section 3.2:          Purchase Volumes.  During each Year of the Original Term, SELLER shall sell and Deliver to HECO, and HECO shall Nominate, purchase and receive from SELLER, Product at reasonably uniform Monthly rates, (with pipeline deliveries to be ratable with each Month and Marine Deliveries to be ratable based upon cargo sizes, all in accordance with the Delivery provisions of Article VI (Delivery)) within the minimum and maximum volumes as set forth below:

(a)           [ - - - ].

(1)           During each of Years 2013 and through December 31, 2014, HECO shall Nominate, purchase and receive, and SELLER shall sell and Deliver, an average daily number of Barrels of Product within the minimum and maximum ranges set forth in the following table multiplied by the number of days in such month.

Annual Average Daily Rate in Physical Barrels Per Day

[ - - - ]

Year	Minimum	Maximum
2013	[ - - - ]	[ - - - ]
2014	[ - - - ]	[ - - - ]

Extensions from 2015 and beyond:
	[ - - - ]	[ - - - ]

(2)           During each of Years 2013 and through December 31, 2014, HECO shall Nominate, purchase and receive, and SELLER shall sell and Deliver, an aggregate number of Barrels of Product within the minimum and maximum annual volume ranges set forth in the following table.

Minimum and Maximum Annual Volume

[ - - - ]

Year	Minimum	Maximum
2013	[ - - - ]	[ - - - ]
2014	[ - - - ]	[ - - - ]

Extensions from 2015 and beyond:
	[ - - - ]	[ - - - ]

** [ - - - ] Annual Volumes are determined by the following formulas:

•                  Minimum = # days from Effective Date to December 31, 2013 x [ - - - ] Barrels Per Day.

•                  Maximum = # days from Effective Date to December 31, 2013 x [ - - - ] Barrels Per Day.

(3)           Unless mutually agreed otherwise in writing, the minimum and maximum [ - - - ] volumes of Product to be sold and Delivered by SELLER and to be Nominated, purchased and received by HECO during any Additional Term shall be determined by multiplying the Days within that Additional Term by the Average Daily and Minimum and Maximum [ - - - ] rates for 2014, and the volumes shall be delivered ratably during such period, as during the Original Term.

(4)  Except as otherwise expressly provided herein, the minimum and maximum [ - - - ] volumes to be Nominated, sold, Delivered, purchased and received during each Month shall be determined by multiplying the days of the Month by [ - - - ] Barrels per Day for the minimum and [ - - - ] Barrels per Day for the maximum.

(b)           [ - - - ]. Volumes Nominated and Delivered in excess of the Maximum Monthly [ - - - ] Daily Rate, up to the maximum amounts stated below, are referred to herein as [ - - - ] volumes.  Subject to [ - - - ], SELLER may sell and Deliver and HECO may purchase and receive [ - - - ] volumes as shown in the following table, up to an aggregate maximum of [ - - - ] Barrels per day for [ - - - ] plus [ - - - ] volume, with the price determined in accordance with the [ - - - ] Pricing section of this Agreement.  SELLER agrees to make reasonable commercial efforts to supply HECO with [ - - - ] volumes of Product during the Original Term.

Annual Average Rate Applied to the Monthly Nominations in Physical Barrels Per Day:

[ - - - ]

Year	Minimum	Maximum
2013	[ - - - ]	[ - - - ]
2014	[ - - - ]	[ - - - ]

Extensions beyond 2015:
	[ - - - ]	[ - - - ]

(c)           [ - - - ]

(d)           Unless mutually agreed otherwise in writing, the annual minimum and maximum [ - - - ] volumes of Product to be sold and Delivered by SELLER and to be Nominated, purchased and received by HECO during any Extension shall be determined by multiplying the Days within that Extension period by the Average Daily and Minimum and Maximum [ - - - ] rates as listed in Section 3.2 (b) for 2014, and the volumes shall be delivered ratably during such period, as during the Original Term.

ARTICLE IV

QUALITY

Section 4.1:          Quality Of Product To Be Supplied/Delivered.  The quality of Product to be sold and Delivered hereunder shall comply with the Specifications attached hereto as “Attachment A - HECO Product Specification” and made a part hereof (the “Specifications”), and shall meet all Applicable Laws.

ARTICLE V

PRICE

Section 5.1:          Pricing.  The price paid for all Product delivered hereunder shall be determined as follows.

(a)           [ - - - ].  The price in USD per Barrel of Product Delivered to meet the Nominated commitment shall be determined Monthly according to the following price formula:

[ - - - ]

Where:

[ - - - ] (1)

(1)  [ - - - ]

[ - - - ](2)

F2=gross heat content per Barrel expressed in million Btu per Barrel as measured by [---].

T=Taxes applicable to the sale/purchase of the LSFO currently include the Hawaii General Excise Tax, including the Honolulu County Surcharge Tax, and the Environmental Response, Energy and Food Security Tax, and any other tax or fees properly imposed on the import and/or sale of Product.

(b)           [ - - - ].  The price in USD per Barrel of Product Delivered for [ - - - ] shall be determined according to the following price formula:

[ - - - ]

Where:

[ - - - ]

[ - - - ](3).

(c)           [ - - - ] and [ - - - ] shall include any successor publication(s) and, in the event of discontinuance of any of these publications or the price assessments of [ - - - ], the Parties shall mutually agree upon the use of alternative reporting services or publications or similar price assessments and any resulting modification of the applicable per Barrel [ - - - ], i.e. Product price formula [ - - - ], as may be reasonable under the circumstances.

(2)  The [ - - - ] was used to [ - - - ] for the time period between [ - - - ] and [ - - - ].  The same index will be used to [ - - - ] the F4 component of the price formula.

(3)  Hawaii is essentially a fixed-volume, illiquid market with no opportunities for spot sales of refined petroleum products.  When [ - - - ] production exceeds a certain volume, the [ - - - ] to support that production becomes [ - - - ] to the refinery.  Any [ - - - ] created by [ - - - ] of product(s) to bring product inventories back into balance.  Therefore, the overall cost of [ - - - ] in order to maintain product balances [ - - - ] and supply of [ - - - ] volume requirements.

(d)  “Attachment B — THC LSFO Price Sample,” attached hereto and included herein by reference, contains an illustrated pricing sample of [ - - - ] pricing, pursuant to this Section 5.1 (Pricing).

Section 5.2:          Rounding.  All prices, price formula component value averages and other sums payable with respect to Product purchased hereunder shall be stated in the nearest thousandth of a dollar unless specifically provided otherwise.

ARTICLE VI

DELIVERY

Section 6.1:          Notification.

(a)           Subject to the minimum and maximum quantities specified in Section 3.2 (Purchase Volumes), HECO shall provide written notification to SELLER of the Nominated rate of Delivery for each Month [ - - - ] Days prior to the first Day of said Month.  SELLER shall notify HECO within five (5) Days if it will be unable comply with HECO’s Nomination for Product Delivery.

(b)           The Parties shall mutually coordinate the Delivery of Product.  SELLER shall provide HECO a proposed three (3) Day shipment period or window for Delivery of Product no later than sixty (60) Days prior to the first Day of the proposed shipment period (“60-Day Notice”).  HECO shall use reasonable efforts to accommodate SELLER’s proposed three (3) Day shipment period, however, should HECO be unable to accommodate SELLER’s proposed three (3) Day shipment period:

(1)           HECO may reject SELLER’s proposed three (3) Day shipment period upon providing SELLER notice no later than three (3) business days from the receipt of SELLER’s notification.   In the event HECO rejects such period, HECO shall provide an explanation of the reason for such rejection, and any conditions such as ratability, tank restrictions or operational issues that require such rejection.  HECO shall not unreasonably discriminate against SELLER in favor of other providers of LSFO when rejecting a proposed shipment period.

(2)           SELLER may propose an alternate three (3) Day shipment period, where such alternate shipment period is within five (5) Days of the date of SELLER’s first proposed three (3) Day shipment period.  Notice may be given by electronic mail or telephone.

(3)           SELLER shall provide HECO the intended volume of the Product to be Delivered to HECO, subject to a variation of plus or minus five percent (5%) with respect to the actual physical volume Delivered, and a proposed one (1) Day shipment period or window which is to be within the previous 3-Day shipment period no later than fifteen (15) Days prior to the proposed 1-Day shipment period.  Notices may be given by electronic mail or telephone.

Section 6.2:          Coordination.

(a)           No later than ten (10) Days prior to the beginning of each Month, SELLER shall provide HECO with a proposed schedule of Pipeline Deliveries and/or Marine Deliveries (“Delivery Schedule”) to be made by SELLER for the following two (2) Months.  The proposed Delivery Schedule shall specify the type of each such Delivery (Pipeline Delivery or Marine Delivery), the approximate quantity, the approximate Delivery date and a characterization of the approximate viscosity, either low (100 — 200 SSU at 210°F), medium (201 — 350 SSU at 210°F), or high (350 — 450 SSU at 210°F), for each individual Delivery.  The Delivery Schedule should reflect that planned Deliveries are to be made at reasonably regular intervals, provided that Pipeline Deliveries and Marine Deliveries may have different scheduling parameters.  HECO shall promptly notify SELLER of any objections or requested changes to the Delivery Schedule provided by SELLER.

(b)           SELLER shall notify HECO of any change outside the following parameters in the Delivery Schedule with respect to any Delivery when it shall become known to SELLER:

(1)           A change in the volume of an individual Pipeline Delivery if such change is in excess of [ - - - ] of the previously advised Delivery volume, or a change in the volume of an individual Marine Delivery if such change is in excess of [ - - - ] of the previously advised Delivery volume; or

(2)           A change in the previously advised viscosity characterization of a Delivery; or

(3)           A change in the date of an individual Delivery, if such change is greater than two (2) Days from the previously advised date; subject to such notice, and further subject to Force Majeure, scheduled Marine Deliveries may be made plus or minus seven (7) Days from the date shown on the accepted Delivery Schedule.

(c)           HECO shall make its Nominations in accordance with the Delivery Schedule.  In the event HECO needs to make Nominations that vary from the Delivery Schedule, HECO shall promptly notify Seller of such changes, and subject to Section 3.1 (Quantity of Product To Be Supplied/Delivered), the Parties shall cooperate to make required changes.  SELLER shall not be required to make changes in the Delivery Schedule for Marine Deliveries for which Seller has purchased cargoes for resale and Delivery to HECO.

Section 6.3:          Delivery Rates.

(a)           HECO shall not be required to take Delivery, and SELLER shall not be required to make Delivery of more than [ - - - ] percent of a Monthly Nomination in any ten (10) consecutive Day period, provided, however, that SELLER may make individual Marine Deliveries of up to [ - - - ] Barrels.  SELLER shall make reasonable good faith efforts to plan its Pipeline Deliveries and Marine Deliveries such that it shall have a rolling three Month Delivery Status Against Ratable of approximately zero at Month-end for the third Month of each Delivery Schedule.  HECO shall use reasonable commercial efforts to make conforming Nominations to facilitate such planning.

(b)           Unless waived in advance by HECO, and subject to HECO tank availability, the physical volume of SELLER’s Deliveries of Product shall be limited to [ - - - ] Barrels for any [ - - - ] for any individual Marine Delivery.

Section 6.4:          Purchase Deficit.

(a)           [ - - - ]

(b)           [ - - - ]

Section 6.5:          Failure to Supply.

(a)           [ - - - ]

(b)           [ - - - ]

[ - - - ]

Section 6.6:          Pipeline Delivery.

(a)           Pipeline Deliveries shall be made by SELLER from SELLER’s local on-island supply through SELLER’s pipelines to HECO at HECO’s BPTF.  Title to Product and the risk of loss of Product Delivered by Pipeline Delivery shall pass from SELLER to HECO as per Article IX (Title, Custody And Risk Of Loss).

(b)           The Parties shall mutually coordinate Pipeline Deliveries of Product into HECO’s BPTF to minimize operational difficulties and costs.

(c)           All samples, measurements and determinations drawn, taken and made, respectively, under this Section 6.6 (Pipeline Delivery) shall be under the supervision of the Independent Inspector.  SELLER and HECO shall share equally the cost of the inspections.

(d)           The quality and BTU Content of the Product Delivered by Pipeline Delivery shall be determined on the basis of a volumetric weighted average composite of samples drawn by the Independent Inspector from SELLER’s issuing tank(s) in such manner as to be representative of each individual Pipeline Delivery (“Tank Final Sample”).

(e)           The Tank Final Sample shall be divided into a minimum of three (3) parts as follows:

(1)           One part shall be provided to SELLER’s laboratory for analysis to determine quality including BTU Content per Barrel.

(2)           One part shall be provided to HECO for the purpose of verifying SELLER’s determinations.

(3)           At least one part shall be sealed and provided to the Independent Inspector to be retained for a period of at least three (3) Months.

(f)            SELLER agrees to provide HECO and the Independent Inspector with a copy of SELLER’s preliminary laboratory analyses of the Tank Final Sample (“Pre-shipment Report”) and shall provide this Pre-shipment Report prior to shipment of the Product.

(g)           SELLER agrees to provide HECO and the Independent Inspector with the Certificate of Quality representing the Tank Final Sample and will make a reasonable good faith effort to provide this Certificate of Quality no later than twenty-four (24) hours after the completion of the Pipeline Delivery.  If the completed Certificate of Quality is not available within said 24-hour period, SELLER will advise HECO and the Independent Inspector, within said 24-hour period, will provide the final determination of API gravity, flash point, sulfur content and sediment and water representing the Tank Final Sample.

(h)           HECO shall have the right to perform laboratory analyses in order to verify the results of SELLER’s laboratory analyses; provided however, that such verification analyses shall be performed in a timely manner.  SELLER and HECO will make reasonable good faith efforts to evaluate BTU Content and exchange results within three (3) business days of the completion of the Pipeline Delivery.

(i)            In order to eliminate or minimize the volume of SELLER’s Pipeline Fill received by HECO in the course of a Pipeline Delivery operation, HECO shall have the option to perform a Reverse Line Displacement whereby SELLER’s Pipeline Fill is displaced to SELLER using HECO’s Product at the commencement of Pipeline Delivery operations.

If HECO elects not to commence Pipeline Delivery operations by displacing SELLER’s Pipeline Fill with HECO’s LSFO, or if such displacement is operationally unfeasible or impractical for any other cause, SELLER and HECO recognize that the Product received by HECO in a Pipeline Delivery may be a blend which includes some amount of SELLER’s Pipeline Fill (“Pipeline Blend”).  In such instance, the specification of SELLER’s Pipeline Fill shall be determined by SELLER on the basis of SELLER’s samples representative of the contents of the storage tank from which SELLER’s Pipeline Fill was issued.  SELLER agrees to provide HECO, HECO’s representative and the Independent Inspector with a copy of its laboratory analysis of the quality of SELLER’s Pipeline Fill prior to commencing the Pipeline Delivery.

(k)           To provide an early warning of any quality problems with the Product Delivered via a Pipeline Blend, SELLER agrees to perform a pre-shipment computer blend simulation representing the quantity and quality of SELLER’s Product from the issuing tank(s) as indicated in the relevant Certificates of Quality or preliminary laboratory analyses of the Tank Final Samples and the quantity and quality of SELLER’s Pipeline Fill as indicated in the relevant laboratory analyses.  The computer blend simulation shall provide preliminary confirmation of the Pipeline Blend’s conformance with the limits for API gravity, viscosity and percent by weight sulfur content specified in Article IV (Quality).  SELLER agrees to provide HECO or HECO’s representative and the Independent Inspector a copy of the computer blend simulation results prior to shipment.  SELLER agrees that under no circumstances shall it make a Pipeline Delivery of Product to HECO should the computer blend simulation or any other information available to SELLER indicate a quality problem with the Pipeline Blend that would cause a Pipeline Delivery to not conform to the Specifications, without HECO’s express written permission.

(l)            The quantity of Product in a Pipeline Delivery shall be determined at the time of each Pipeline Delivery by gauging SELLER’s issuing tank(s) immediately before and after pumping under the supervision of the Independent Inspector.  Should HECO elect to perform a Reverse Line Displacement, the total quantity of Product Delivered to HECO shall be reduced by reference to the rise in SELLER’s tank(s) receiving SELLER’s Pipeline Fill, determined by gauging such tank(s) immediately before and after pipeline displacement under the supervision of the Independent Inspector.  Both HECO and SELLER agree that if measurement of SELLER’s tank(s) is, in the opinion of the Independent Inspector, considered to have been rendered inaccurate for reasons including, but not limited to, operational constraints or inadvertent transfer of Product or of SELLER’s Pipeline Fill within SELLER’s facilities, then the quantity of Product or SELLER’s Pipeline Fill may be determined by gauging HECO’s receiving tank(s) before and after pumping under the supervision of the Independent Inspector.

(m)          Quantities of Product sold and Delivered by SELLER and purchased and received by HECO hereunder shall be calculated in accordance with the current measurement standards adopted by industry, ASTM, API and other recognized standard-setting bodies as are applicable in the opinion of the Independent Inspector and shall be expressed in G.S.V., U.S. Barrels @ 60 DF.

Section 6.7:          Marine Delivery.

(a)           Product shall be Delivered in bulk vessel(s) inside customs passing the outboard flange of SELLER’s Delivering vessel’s cargo discharge hose connected to a nominated Discharge Pier at Kalaeloa Harbor, capable of receiving petroleum products. HECO shall not be deemed to warrant the safety of public channels, fairways, approaches thereto, anchorages or other publicly maintained areas either inside or outside the Kalaeloa Harbor area where the Discharge Pier is located.  Neither HECO nor SELLER shall be liable for any loss, damage, injury or delay resulting from conditions at the Discharge Pier or Kalaeloa Harbor or any berth, dock, or anchorage not caused by such Party’s gross negligence or which could have been avoided by the exercise of reasonable care on the part of SELLER’s nominated vessel’s master.  Product shall be Delivered by SELLER to HECO at a temperature above the pour point of the Product or at the loaded temperature, whichever is higher.  Title to Product and the risk of loss of Product Delivered by Marine Delivery shall pass from SELLER to HECO as per Article IX (Title, Custody And Risk Of Loss).

(b)           SELLER and HECO shall mutually coordinate scheduling Marine Deliveries of Product from SELLER’s nominated vessel.  SELLER shall provide HECO with all required Delivery information no later than thirty (30) Days prior to the anticipated Delivery date.  SELLER shall provide HECO with a ten (10) Day Delivery window prior to the date of the anticipated Delivery, with vessel’s estimated time of arrival (“ETA”) and will notify HECO of any ETA changes if greater than twelve (12) hours variance to ETA.  HECO shall promptly advise SELLER of any scheduling conflicts or other conditions within such ten (10) day window known to HECO that could delay SELLER’s vessel from obtaining access to the appropriate Discharge Pier at Kalaeloa Harbor and commencing deliveries into the pipeline for Delivery to the BPTF.  SELLER shall then provide HECO with all required Delivery information no later than fifteen (15) Days prior to the anticipated Delivery date.  SELLER shall provide HECO with a three (3) Day window prior to the date of the anticipated Delivery, with vessel’s ETA and will notify HECO of any ETA changes if greater than three (3) hours variance to ETA.  If at any time HECO learns of any potential scheduling conflicts or other conditions within such window known to HECO that could delay SELLER’s vessel from obtaining access to the appropriate

Discharge Pier at Kalaeloa Harbor and commencing Deliveries into the pipeline for Delivery to the BPTF, HECO will promptly notify SELLER accordingly.  SELLER shall be responsible to reserve the appropriate cargo discharge pier at Kalaeloa Harbor on the agreed upon dates through the customary channel in the State of Hawaii Department of Transportation — Harbor’s Division.  HECO shall not be responsible for any demurrage, penalties or other fees as a result of any delay of the docking of the vessel and/or unloading of the fuel shipment unless caused by HECO’s failure or inability to accept Deliveries of Product into the BPTF, or as a result of SELLER’s failure to obtain pier reservations in a timely manner unless caused by HECO’s wrongful failure to provide notice of any scheduling conflicts known to HECO that prevent the vessel from obtaining access to the Discharge Pier.  Vessels originating from outside of the United States may be subject to customs inspection from the U.S. Coast Guard and/or U.S. Immigration and SELLER shall be solely responsible for coordination with these government agencies.  SELLER’s notices and advice may be given to HECO by electronic mail or telephone.

(c)           SELLER shall be responsible for any dues, fees or other charges imposed on SELLER’s nominated vessel.  SELLER shall employ and be responsible for costs of any support vessels, pilots, mooring masters or line handlers required at the Discharge Pier.  HECO shall not be responsible for any losses, damages, delays or liabilities resulting from any negligence, incompetence or incapacity of any tug, pilot or line handler required at the Discharge Pier.

(d)           SELLER agrees to provide HECO a copy of the complete Certificate of Quality issued by a competent testing laboratory on the basis of composite vessel loaded samples taken by an independent inspector at the port of loading that are reflective of the Product to be Delivered to HECO within 48 hours from date of vessel loading.

(e)           Upon arrival at Kalaeloa Harbor in Hawaii and before Delivery to HECO, an Independent Inspector will collect composite vessel loaded samples to test Product quality.  Samples shall be split into three composites, and one shall be delivered to and tested by SELLER, one shall be delivered to and tested by HECO, and one shall be preserved by the Independent Inspector.  Testing of samples will take place at an analytical laboratory of each Party’s choosing.

(f)            All samples, measurements and determinations referenced in this Section 6.7 (Marine Delivery) shall be drawn, taken and made, respectively, under the supervision of the Independent Inspector.  SELLER and HECO shall share equally the cost of independent inspections.

(g)           In order to reduce the likelihood of SELLER’s Marine Delivery resulting in quality problems arising in the receiving tank(s) at HECO’s BPTF, SELLER agrees to test a volumetric weighted average composite of samples of the relevant marine cargo of Product, or component thereof (“Precautionary Sample”).  The Precautionary Sample shall be drawn under the supervision of the Independent Inspector from SELLER’s vessel’s tanks in such a manner as to be representative of the relevant cargo after the arrival of the vessel at Kalaeloa Harbor, but prior to commencement of the Marine Delivery, SELLER agrees that should its laboratory, or a laboratory mutually acceptable to SELLER and HECO, testing of the Precautionary Sample indicate a potential quality problem, including but not limited to, a quality as determined which materially differs from that specified on the port of loading quality document or does not conform to the quality specification limits in Article IV (Quality), the vessel operator shall not be instructed to commence Delivery of its cargo to HECO’s BPTF until such time as the loaded Product or component thereof is determined to meet the port of loading quality specifications or is otherwise in conformity with the specification limits in Article IV (Quality).  Attachment C lists the testing to be performed on Precautionary Sample.

(h)           The quality and BTU Content of the Product Delivered by Marine Delivery shall be determined on the basis of a volumetric weighted average composite of samples drawn by the Independent Inspector from the vessel’s tank(s) in such a manner as to be representative of the entire Marine Delivery (“Vessel Tank Final Sample”).

(i)            The Vessel Tank Final Sample shall be divided into a minimum of three (3) parts as follows:

(1)           One part shall be provided to SELLER’s laboratory for analysis to determine quality and BTU Content per Barrel.

(2)           One part shall be provided to HECO for the purpose of verifying SELLER’s determinations.

(3)           At least one part shall be sealed and provided to the Independent Inspector to be retained for a period of not less than three (3) Months.

(j)            SELLER agrees to provide HECO and the Independent Inspector with the Certificate of Quality issued by a competent testing laboratory on the basis of the composite vessel loaded samples representing the Vessel Tank Final Sample and will make reasonable good faith efforts to provide this Certificate of Quality no later than twenty-four (24) hours after SELLER’s laboratory determines the Product Delivered by Marine Delivery is in conformance with the specification limits in Article IV (Quality).  If the completed Certificate of Quality is not available within said 24-hour period, SELLER will advise HECO and the independent Inspector, within said 24-hour period, will provide the final determination of API gravity, flash point, sulfur content and sediment and water representing the Vessel Tank Final Sample.

(k)           HECO shall have the right to perform laboratory analyses in order to verify the results of SELLER’s laboratory analyses; provided however, that such verification analyses shall be performed in a timely manner.  SELLER and HECO will make reasonable good faith efforts to evaluate BTU Content and exchange results within three (3) working days of SELLER’s laboratory determining the Product Delivered by Marine Delivery is in conformance with the specification limits in Article IV (Quality).

(l)            Quantities of the Product Delivered via a Marine Delivery hereunder shall be determined at the time of each Marine Delivery by gauging HECO’s tank(s) immediately before and after pumping under the supervision of the Independent Inspector.  If there is Reverse Line Displacement involved in a Marine Delivery, then the Quantities may be further adjusted in accordance with Paragraph 6.6(l), as appropriate.

(m)          Quantities of Product sold and Delivered by SELLER and purchased and received by HECO hereunder shall be calculated in accordance with the current measurement standards adopted by industry, ASTM, API and other recognized standard-setting bodies as are applicable in the opinion of the Independent Inspector and shall be expressed in G.S.V., U.S. Barrels @ 60 DF.

Section 6.8:          Disputes Regarding Quality or Quantity.

(a)           Quantity Disputes.  If HECO or SELLER has reason to believe that the quantity of Product for a particular Delivery is incorrect, the Party shall, as promptly as reasonably possible, but no later than within thirty (30) Days of the date of Delivery, present the other Party with documentation supporting such determination, and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quantity, if justified, for the Delivery in question as specified in Section 6.6 (Pipeline Delivery) or Section 6.7 (Marine Delivery).

(b)           Quality Disputes.

(1)           SELLER shall provide HECO with a Certificate of Quality of each batch or Marine Shipment of Product Delivered by the SELLER.  For Marine Deliveries, such Certificate shall conform to the one provided to SELLER by its supplier of LSFO.  Final determination of quality shall be made as otherwise provided herein.

(2)           The official BTU Content determination shall be as reported in SELLER’s Certificate of Quality, provided that the arithmetic difference between SELLER’s and HECO’s laboratory results is equal to or less than the then existing ASTM reproducibility standard (currently 0.4 MJ/kg, which the Parties shall deem to be equivalent to a fixed standard of 60,000 BTU per Barrel) for test D-4868.  If the difference between SELLER’s and HECO’s determinations of BTU Content should fall outside the ASTM reproducibility standard for ASTM test D-4868 the sealed sample in the possession of the Independent Inspector shall be provided to a mutually acceptable independent laboratory for an official determination, which shall be binding upon the Parties.  SELLER and HECO shall share equally the costs of independent tests and determinations.

(3)           If SELLER or HECO has reason to believe that the quality of Product stated for a specific Delivery fails to conform to the Specification in Article IV (Quality) or Attachment A of this Contract, that Party shall as promptly as reasonably possible, but no later than within thirty (30) Days of the later of the date of the completed Certificate of Quality or the date of the final determination of BTU Content, present the other Party with documents supporting such determination and the Parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality, if justified, for the Delivery in question.  In the event of an unresolved difference between SELLER and HECO, the sealed part of the representative sample in the possession of the Independent Inspector shall be provided to an independent laboratory for an official determination, which shall be final.  SELLER and HECO shall share equally the cost for such independent laboratory determination.

(4)                                 If the quality of the Product received by HECO fails to conform to the quality Specification in Article IV (Quality) or Attachment A of this Contract, both HECO and SELLER shall attempt to minimize the impact of any quality problem.  At HECO’s reasonable discretion, such efforts may include a Specification waiver if the use of the Product will not unreasonably cause harm to HECO.  Or, SELLER may attempt to remedy the quality problem by Delivering higher quality Product in a timely manner to produce a Specification quality blend in HECO’s storage tank(s) at HECO’s BPTF or at HECO’s Oahu generating plants.  If all such and similar efforts fail to resolve the quality problem, then HECO may return non-Specification Product to SELLER, in which case SELLER shall replace the non-Specification Product by Delivering an equal volume of HECO verified on-Specification Product to HECO in a timely manner.  Notwithstanding the preceding, HECO shall always have the right to refuse Delivery of any Product with prior written notice to SELLER or its permitted agents if HECO in good faith shall have reason to believe that the LSFO tendered for Delivery does not meet the Specification.  Such Notice shall provide a full explanation of the basis for HECO’s belief that the LSFO so tendered does not meet Contract Specifications, together with appropriate documentation of the testing that determined that it is off-Specification.  If SELLER disputes HECO’s analysis, then SELLER shall promptly notify HECO, and the Parties shall proceed to determine the quality in accordance with Section 6.8(b)(3) above.  HECO may, at its option, seek other supplies of LSFO if in HECO’s reasonable discretion the Delivery of non-conforming LSFO may not be remedied in time to prevent a possible interruption of HECO’s operations.  All costs and expenses of remedying the Delivery of non-conforming LSFO, or arising from non-conforming LSFO (including, without limitation, the testing, transportation, re-refining, and handling costs incurred in returning, replacing or otherwise correcting off-Specification LSFO, the emptying and cleaning of storage tanks containing non-conforming LSFO shall be paid by SELLER.  Any remedy of non-conforming LSFO accepted by HECO under this Section 6.8 (Disputes Regarding Quality or Quantity) shall not operate or be construed to remedy any similar non-conforming LSFO or to change the Specification of LSFO acceptable to HECO under the terms of this Contract.

Section 6.9:                               Records/Right to Audit.  SELLER shall retain any and all documents and records regarding the Delivery, quantity and quality of Product sold and purchased under the terms of this Contract for the twelve (12) Months after the date of the invoice for such Product, or until any dispute regarding such Delivery, quantity and quality is resolved.  SELLER shall promptly make such records available for review to HECO at its request.

Section 6.10:                        Inspection.  HECO may be represented and participate in all sampling, quality, inspection, measurements and tests of Product which may be conducted pursuant to this Contract and to inspect any equipment owned or controlled by SELLER and used in determining the quantity, quality or heat content of Product, provided that any such participation by HECO shall not materially interfere with or otherwise disrupt such inspection, measurement and tests conducted by SELLER.  HECO may, upon reasonable notice to SELLER and during normal business hours and at HECO’s expense, inspect and audit any sample analysis of Product, including records and data used in the preparation of such analysis.

Section 6.11:                        Independent Inspector.  HECO and SELLER shall agree on a list of

Independent Inspectors which shall be attached hereto as “Attachment D - Independent Inspectors List” containing the names of Independent Inspectors which both Parties agree are fully qualified to perform the Independent Inspector functions under this Section 6.11 (Independent Inspector).

ARTICLE VII

SELLER’S REPRESENTATIONS AND WARRANTIES

Section 7.1:                               SELLER’s Representations and Warranties.  HECO is willing to purchase the Product on the condition that SELLER agrees, represents and warrants as follows:

(a)                                 Ability to Supply.  During the Term, SELLER shall commit to supply Product that meets the Specifications, in accordance with the terms of this Contract.

(b)                                 Ability to Deliver.

(1)                                 For Pipeline Deliveries, SELLER shall own, lease or have the right to use facilities sufficient to meet SELLER’s Delivery obligations under this Contract.

(2)                                 For Marine Deliveries, SELLER’s nominated vessel employed to Deliver Product to HECO shall comply with all regulations, pier operator’s standards for vessel acceptance quality, pollution mitigation, required pollution liability, P&I and other insurance coverages, pier operators Operations Manual and accept liability for dues and other charges on said vessel.

ARTICLE VIII

INVOICING AND PAYMENT

Section 8.1:                               Invoicing.

(a)                                 Invoices, which will show the price per physical Barrel of Product, will be prepared and dated following Delivery and shall be tendered from time to time each Month.  Original invoices shall include full documentation, as approved by both Parties including Certificate of Quality, report of the Independent Inspector, and price calculation; such documentation may, however, be provided by SELLER to HECO separately.

(b)                                 Invoices will be prepared and dated following Delivery of Product to HECO and shall be sent by mail to HECO at the following address:

Hawaiian Electric Company

P.O. Box 2750

Honolulu, HI  96840-0001

Attn: Director of Fuel Resources, mailstop CIP-IF

(c)                                  Invoices, invoice documentation, laboratory analyses and other documents having to do with the quality, quantity and Delivery of Product or otherwise with the Product sold and purchased hereunder may be sent by first class mail, postage prepaid, by electronic transmission (facsimile or electronic mail, with receipt confirmed) or by personal delivery.  Each Party may substitute other addresses upon the giving of proper notice to the other Party.  Correspondence and documents of a similar nature regarding the above matters may be sent to SELLER to the following address or as otherwise instructed:

Tesoro Hawaii Corporation

91-325 Komohana Street

Kapolei, HI  96707

Attn:  [ - - - ]

Facsimile:  [ - - - ]

Section 8.2:                               Payment.

(a)                                 Payment of SELLER’s invoices shall be made in USD.  Timing of payments for sales and Deliveries received shall be based upon [ - - - ] invoice by wire transfer of immediately available funds.

(b)                                 If SELLER’s [ - - - ] is unavailable or if said laboratory result is disputed by HECO pursuant to Section 6.7 (Marine Delivery), SELLER may issue a provisional invoice calculated on the basis of the heat-content standard of 6.2 million BTU per Barrel.  HECO shall make payment for such provisional invoice in accordance with Section 8.3 (Method of Payment).

(c)                                  If an invoice incorporating an item, other than a heat rate adjustment which is disputed, has been sent to HECO, then HECO shall make payment in accordance with Section 8.3 (Method of Payment) for such invoice items or that portion of the invoiced Delivery which is not disputed by HECO and in which case HECO shall make such adjustment to taxes and other value-dependent items as are reasonable under the circumstances.

(d)                                 The provisional invoice or invoice incorporating items in dispute shall be adjusted in accordance with the terms of Article V (Price) by subsequent invoicing or by issuing a credit or debit with respect to the original invoice within [ - - - ] days of receipt of the independent laboratory determination pursuant to Section 6.8 (Disputes Regarding Quality or Quantity) or other resolution of the issue in dispute.  HECO shall make payment for any such subsequent invoices or debits in accordance with Section 8.2 (Payment).  If HECO is entitled to a credit, HECO shall have the option to apply such credit against payments to be made subsequent to the receipt of the credit, or if such payments are not expected to be made within [ - - - ] days, HECO shall be able to receive said credit in immediately available funds within [ - - - ] days of SELLER’s receipt of HECO’s written instructions.

Section 8.3:                               Method of Payment.  Payment shall be made without discount in USD within [ - - - ] days from the receipt of invoice by wire transfer of immediately available funds to:

[ - - - ]

[ - - - ]

Due dates are dates payments are to be received by SELLER.

ARTICLE IX

TITLE, CUSTODY AND RISK OF LOSS

Section 9.1:                               Title, Custody and Risk of Loss.

(a)                                 Title to Product and the risk of loss of Product Delivered by Pipeline Delivery shall pass from SELLER to HECO at the connection between the flange of SELLER’s pipeline and HECO’s pipeline at HECO’s BPTF.

(b)                                 Title to Product Delivered by Marine Delivery shall pass from SELLER to HECO at the BPTF as soon as the quality of the Product so Delivered is determined by SELLER to meet the Specification limits in Article IV (Quality), subject to HECO’s timely verification, or at HECO’s option, HECO’s verbal notice to SELLER allowing release for shipment prior to verification.

(c)                                  The risk of loss of Product or the components thereof Delivered by Marine Delivery shall pass from SELLER to HECO at the connection between the flange of SELLER’s pipeline and HECO’s nominated pipeline at HECO’s BPTF; provided, however, that in the event an actual physical loss of Product or the components thereof is caused by properties of the Product or the components thereof, e.g. low flash point causing a fire, or due to SELLER’s gross negligence or willful misconduct, SELLER shall bear the risk of loss.

ARTICLE X

FORCE MAJEURE

Section 10.1:                        Force Majeure.

(a)                                 Neither Party shall be liable in any manner for failure to Deliver or to receive Product hereunder or any other failure to perform or delay in performing any obligations herein imposed in this Contract for the time and to the extent such failure or delay is caused by an event or act of force majeure, which shall be defined as [ - - - ] , with a direction or request of any governmental authority or person purporting to act with government authority, including any such direction or request limiting HECO’s recovery of all fuel costs incurred under this Contract; or any other cause or causes (except financial) not within the control of the affected Party.  A Party rendered unable to fulfill any obligation under this Contract due to an event or act of force majeure shall make all reasonable effort to remove such inability in the shortest possible time.

(b)                                 The Party claiming force majeure agrees to give the other Party prompt written notice of an act or event of force majeure, specifying the anticipated effect and duration of any suspension or reduction of Deliveries of Product arising there from.  The Party claiming force majeure shall use due diligence to cure any act or event of force majeure, and shall give the other Party prompt notice when it expects the act or event of force majeure to terminate.

(c)                                  If Delivery is suspended or reduced by SELLER pursuant to an event or act of force majeure of SELLER, it shall not be a breach of this Contract for HECO to buy Product from a supplier other than SELLER for the quantities of Product which SELLER does not Deliver; and HECO shall not be obligated to buy, after the period of suspension or reduction, the undelivered quantity of Product which normally would have been sold and Delivered hereunder during the period of suspension or reduction.

Section 10.2:                        Option to Terminate.  If Delivery of Product is suspended or reduced pursuant to an event or act of force majeure of SELLER for more than [ - - - ], HECO shall have the option while such suspension or reduction continues to terminate this Contract on written notice to SELLER.  If HECO terminates this Contract pursuant to this Section 10.2 (Option to Terminate), then this Contract shall be of no further force and effect and the Parties shall each be relieved of any and all further obligations to each other, save and except for any obligations and liabilities incurred by a Party prior to the date of termination.

ARTICLE XI

COMPLIANCE WITH LAWS AND REGULATIONS

Section 11.1:                        Compliance with Laws and Regulations.

(a)                                 This Contract is subject to all applicable present and future laws, statutes, orders, rules, and regulations of governmental or quasi-governmental authorities having jurisdiction over the Parties.  SELLER shall fully comply with all statutes, ordinances, rules, regulations, and requirements of all city, county, state, federal and other applicable government authorities which are now or may hereafter be in force.

(b)                                 If the Delivery or supply of Product pursuant to this Contract conflicts with or is limited or prohibited by any federal, state or local regulations, statutes, rules or permits then to the extent of such conflict, limitation or prohibition, SELLER shall have no obligation to Deliver or supply HECO with the Product under this Contract and HECO shall have no obligation to purchase or receive the Product under this Contract.  HECO, in HECO’s discretion, may elect to complete and file any and all required Federal or State regulatory forms to permit, facilitate, or enable the supply of Product to HECO under this Contract.  SELLER shall fully cooperate with HECO in the completion and filing of the foregoing forms.  If HECO’s purchase, receipt or use of Product pursuant to this Contract, or HECO’s emissions from HECO’s use of Product conflicts with or is limited or prohibited by any Federal, State or local regulations, statutes, rules or permits then to the extent of such conflict, limitation or prohibition, HECO may reasonably comply with such regulation, statute, rule or permit in any manner they so choose.

Section 11.2:                        Inspection and Financial Responsibility of Delivering Vessel.  SELLER’s nominated vessel for Marine Delivery of the Product to HECO shall be subject to inspection by the U.S. Coast Guard, any local Port Authority and, at HECO’s option, by HECO or HECO’s representative.  Any such inspection of SELLER’s nominated vessel shall not relieve SELLER of any obligation or liability hereunder including, without limitation, responsibility for the safe operation of SELLER’s nominated vessel.  Prior to the discharge of the Product, SELLER’s nominated vessel shall furnish to HECO and HECO’s representative evidence of sufficient insurance and other financial responsibility to cover oil spill cleanup costs and other potential liability, such evidence of financial responsibility to be in such amount and in such form as HECO’s and HECO’s representative may reasonably require.  If SELLER’s nominated vessel fails an inspection or fails to provide satisfactory evidence of financial responsibility, HECO or HECO’s representative may refuse to accept Delivery of the Product, without liability of any kind to SELLER for any delay or other cost, and without being in breach of this Contract.  SELLER’s nominated vessel shall have no right to utilize the facilities of HECO, the receiving pipeline operator or HECO’s third-party facility and shall not be entitled to demurrage during any period while SELLER’s nominated vessel is correcting any deficiency or awaiting evidence of financial responsibility.

Section 11.3:                        U.S. Coast Guard/Port of Delivery Compliance.  Seller shall fully comply with all U.S. Coast Guard and other regulations of state and local authorities which pertain to the port of Delivery which directly or indirectly affect the Product sold and to be Delivered hereunder, or any Delivery, transportation, handling and storage of Product sold hereunder including without limitation requirements or recommendations at the Port of Delivery such as those pertaining to fire, spillage or loss of Product.  In the event any Contract, or any action or obligation imposed upon a Party thereby, shall at any time be in conflict with any such regulation, requirement or recommendation, the Contract, action or obligation so adversely affected shall immediately be modified to conform to the requirements of the regulation, requirement or recommendation, and all other provisions of the Contract shall remain effective.  SELLER shall be responsible for ensuring that SELLER and SELLER’s nominated vessel comply with all such regulations, requirements and recommendations which directly or indirectly affect the Delivery, handling or storage of the Product, whether they relate to vessel operations, health, safety or the environment, including, but not limited to, a requirement that SELLER’s nominated vessel have an officer fluent in English present at all times during the Delivery of the Product.  SELLER’s nominated vessel shall also comply with cargo discharging practices recommended by its P&I Club or by the operator of the shore-side receiving pipeline or third-party facility.  SELLER’s nominated vessel shall provide the personnel of the shore-side pipeline or third-party Receiving Facility, as the case may be, with safe access to SELLER’s nominated vessel for the purpose of conducting a pre-transfer conference, whether or not same is specifically required by U.S. Coast Guard regulations.  SELLER’s nominated vessel shall comply with all safety and other procedures of the Receiving Facility.  If SELLER’s nominated vessel fails to comply with this Section 11.3, or if Delivery would otherwise be in violation of any federal, state, or local law or regulation, HECO may refuse to receive the Product, without liability of any kind to SELLER (including without limitation demurrage), and without being in breach of this Contract.

Section 11.4:                        Material Safety Compliance.  SELLER warrants that it is fully informed concerning the nature and existence of risks posed by transporting, storing, using, handling and being exposed to LSFO.  SELLER shall furnish to HECO health, safety and environmental information (including without limitation Material Safety Data Sheets, “HSE Data”) concerning health, safety and environmental aspects of the LSFO purchased by HECO, including health, safety and environmental warnings, if any, required by applicable law.  SELLER shall not be entitled to rely upon such HSE Data as being an inclusive presentation of all potential health, safety and environmental risks associated with the LSFO to be Delivered.  SELLER shall furnish HSE Data to, and otherwise inform, SELLER’s nominated vessel of all such risks, and the ship’s master shall advise and instruct all crew, seamen and employees about the hazards, if any, associated with LSFO and the safe and proper methods of handling and storing LSFO.  Compliance by the SELLER with recommendations in HSE Data shall not excuse the SELLER from its obligations under Article XIII (Default) and this Section 11.4 (Material Safety Compliance).

Section 11.5:                        Permits and Licenses.  SELLER shall secure and pay for all required permits and licenses, and shall comply with all federal, state and local statutes, regulations and public ordinances applicable to SELLER’s performance under this Contract, (including the provisions of the Occupational Safety and Health Act of 1970 and all amendments thereto, and the DOT Hazardous Materials Regulations), and shall indemnify, defend and save HECO harmless from any and all liability, fines, damage, cost and expense, including but not limited to reasonable attorneys’ fees and costs, arising from SELLER’s failure to do so.

ARTICLE XII

RELEASES

Section 12.1:                        Spills/Environmental Pollution.  In the event any spill or discharge occurs from any nominated vessel, vehicle, pipeline, or tank utilized by SELLER in the performance of this Contract, or if any spill, discharge, or pollution damage is caused by or is threatened in connection with the loading, transportation or Delivery of Product by SELLER, then all regulatory notifications and filings, as well as all efforts and costs of containment and clean up shall be the sole responsibility of SELLER, except to the extent that such spill, discharge, or pollution damage is directly attributable to the sole negligence, gross negligence, comparative negligence, inadequate or defective equipment or willful misconduct of HECO, in which case HECO shall then participate in the efforts and costs of containment and cleanup.  Nothing contained herein shall be construed to limit the claims SELLER or HECO may have against the vessel or its owners, charters, operators or insurers with respect to any spill, discharge or pollution damage.

Section 12.2:                        Pollution Mitigation.

(a)                                 When an escape or discharge of oil or any polluting substance occurs in connection with or is caused by SELLER’s or its agent’s vessel or occurs from or is caused by discharging operations, SELLER or vessel and their agents shall promptly take whatever measures are necessary or reasonable to prevent or mitigate environmental damage, without regard to whether or not said escape or discharge was caused by the negligence or willful misconduct of SELLER’s equipment, or SELLER or HECO or others.  Failing such action by SELLER or its agents, HECO, on SELLER’s behalf, may promptly take whatever measures are reasonably necessary to prevent or mitigate pollution damage and notify SELLER as soon as practicable thereafter of such actions.  Each Party in good faith shall keep the other advised of the nature and results of the measures taken, and if time permits, the nature of the measures intended to be taken.

(b)                             The cost of all such measures taken shall be borne by SELLER except to the extent such escape or discharge was caused or contributed to by the sole negligence, gross negligence, comparative negligence, inadequate or defective equipment or willful misconduct of HECO, and prompt reimbursement shall be made as appropriate; provided, however, that should SELLER or its agents give notice to HECO to discontinue said measures (and to the extent government authorities allow HECO to discontinue said measures) the continuance of HECO’s actions will no longer be deemed to have been taken pursuant to the provisions of this clause.  Each Party in good faith shall provide written notice to the other of such actions and measures taken.

(c)                                  Notwithstanding any other provision in this Contract, the foregoing provisions shall be applicable only between SELLER and HECO and shall not affect, as between SELLER and HECO, any liability that either SELLER or HECO shall have to any third parties, including the State of Hawaii and the U.S. Government, if either Party shall have such liability.

Section 12.3:                        Release Liability.  Should HECO incur any liability under Chapter 128D of the Hawaii Revised Statutes as a result of a spill from SELLER’s nominated vessel during discharge, SELLER shall indemnify and hold HECO harmless to the extent not caused by HECO’s sole negligence, gross negligence, comparative negligence, inadequate or defective equipment or willful misconduct.

Section 12.4:                        Operational Contacts.  In the event of any accident, spill, or reportable incident incurred under the performance of this Contract, the following individuals shall be immediately contacted:

	Name	Position	Phone	Cellular

HECO

Primary	Director, Fuels Resources		808-543-4350
Backup

SELLER

Primary	[ - - - ]		[ - - - ]
Backup	[ - - - ]		[ - - - ]	[ - - - ]

ARTICLE XIII

DEFAULT

Section 13.1:                        Default.

(a)                                 Material breach by SELLER of any of its representations and warranties in this Contract or failure of either Party to promptly perform any material obligation under this Contract shall constitute Default.  If HECO or SELLER considers the other Party (the “Defaulting Party”) to be in Default under this Contract, such Party (the “Non-Defaulting Party”) shall give the Defaulting Party prompt notice thereof, describing the particulars of such Default.  The Defaulting Party shall thereafter have thirty (30) Days from the receipt of said notice in which to remedy such Default.  If the Default is not cured, the Non-Defaulting Party may, without prejudice to any other right or remedy of such Party in respect of such default, immediately terminate its obligations under this Contract by written notice to the Defaulting Party.  Any termination shall be without prejudice to accrued rights, including without limitation the right of either Party to damages arising from such breach or prior breaches hereof.  All rights and remedies hereunder are independent of each other and election of one remedy shall not exclude another.  [ - - - ].

(b)                                 Notwithstanding the foregoing, if SELLER’s Default is not Delivering Product as required by this Contract, SELLER’s time to cure shall be thirty (30) Days from HECO’s notice of Default.  Without limiting any other right or remedy, if SELLER does not cure the Default in such time by [ - - - ] to HECO and SELLER fails to [ - - - ], and, except as otherwise provided in this Contract, SELLER shall be liable to HECO for the [ - - - ].

Section 13.2:                        Consequential Damages.  In no event shall either Party be liable to the other for any prospective profits, or special, indirect, incidental or consequential damages of any kind, whether based in contract, tort (including negligence or strict liability) or otherwise.

Article XIV

RENEGOTIATION

Section 14.1:                        Renegotiation.

(a)                             Change In Law.  If at any time after the Effective Date there is a new Law or a change in existing Law (“Change in Law”) which [ - - - ], such that performance of this Contract would be [ - - - ], then such Party shall have the option to provide the other Party with written notice calling for renegotiation of this Contract to address such circumstances.

Such option shall be exercised by the affected Party no later than [ - - - ] days after such changes in law become effective.  The Parties shall enter into renegotiations within [ - - - ] days after the date of the notice to renegotiate.  If the parties have not reached a mutually satisfactory resolution within [ - - - ] days after the date of the notice to renegotiate, then either Party [ - - - ] by giving the other Party [ - - - ] days prior written [ - - - ].

(b)                         [ - - - ]

(1)                             [ - - - ]

(2)                                 [ - - - ]

(c)                              [ - - - ]

(d)  Effect of Amendment.  No modification to this Contract resulting from renegotiations under this Section 14.1 (Renegotiation) [ - - - ] and, if necessary, approved by the Commission pursuant to Section 2.2 (Regulatory Approval) and Section 2.3 (Effective Date).  Accordingly, the Parties agree that the terms of this Contract in effect on the date of the notice calling for [ - - - ], including but not limited to [ - - - ]

[ - - - ].

(e)                              Disclosure.  The Party claiming Change in Law under Section 14.1(A) (Change In Law), [ - - - ], shall provide the other Party with information sufficient to verify such events have occurred and that such Party is entitled to the relief provided under this Section 14.1 (Renegotiation).

ARTICLE XV

NOTICE

Section 15.1                            Notices.  Except as otherwise expressly provided in this Contract, all notices shall be given in writing, by facsimile, electronic mail with receipt confirmed or first class mail, postage prepaid, to the following addresses, or such other address as the parties may designate by notice:

To SELLER:

Tesoro Hawaii Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

Attn:  [ - - - ]

Facsimile:  [ - - - ]

With a copy to:

Tesoro Hawaii Corporation

91-325 Komohana Street

Kapolei, Hawaii  96707

Attn:  [ - - - ]

Facsimile:  [ - - - ]

To HECO:

Hawaiian Electric Company, Inc.

PO Box 2750

Honolulu, HI  96840-0001

Attention: Director of Fuels Resources — mailstop CIP-IF

Facsimile:  [ - - - ]

Notice shall be deemed to have been Delivered upon the earlier to occur of actual receipt or two business (2) Days after sending, provided receipt is confirmed.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1:                        Waiver and Severability.  If any section or provision of this Contract or any exhibit or rider hereto is held by any court or other competent authority or be illegal, unenforceable or invalid, the remaining terms, provisions, rights and obligations of this Contract shall not be affected.  The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation.  In no event shall any waiver by either Party of any default under this Contract operate as a waiver of any further default.

Section 16.2:                        Assignment.  This Contract shall extend to and be binding upon the successors and assigns of HECO and SELLER, provided, however, that no assignments of this Contract shall be made by HECO or SELLER without the prior written consent of the other Party.

Section 16.3:                        Conflicts of Interest.  Conflicts of interest related to this Contract are strictly prohibited.  Except as otherwise expressly provided herein, no Party, nor any director, employee, or agent of a Party shall give to or receive from any director, employee or agent of the other party any gift, entertainment or other favor of significant value, or any commission, fee or rebate.  Likewise, no Party nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any affiliate), unless such person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

Section 16.4:                        Applicable Law/Venue.  This Contract shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the law of the State of Hawaii, U.S.A.  Hawaii shall be the exclusive venue for any litigation arising hereunder.  Each Party agrees and consents that any dispute, litigation, action or proceeding arising out of this Contract, however defined, shall be brought exclusively in the State of Hawaii in a court of competent jurisdiction.  Except as specifically provided in Article II (Term) hereof, nothing in this Contract shall be viewed an acknowledgement or representation that performance or enforcement of this Contract is within the primary jurisdiction of the Hawaii Public Utilities Commission.

Section 16.5:                        Entire Agreement/Modification.  This Contract shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned.  It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein.  This Contract shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties hereto.

Section 16.6:                        Contract Is Not an Asset.  This Contract shall not be deemed to be an asset of either Party, and, at the option of a Party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other Party.

Section 16.7:                        Status of the Parties.  Nothing in this Contract shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other.  In performing services pursuant to this Contract, SELLER is acting solely as an independent contractor maintaining complete control over its employees and operations.  Unless otherwise provided in this Contract, neither HECO nor SELLER is authorized to take any action in any way whatsoever for or on behalf of the other.

Section 16.8:                        Headings.  The headings or captions are for convenient reference only and have no force or effect or legal meaning in the construction or enforcement of this Contract.

Section 16.9:                        Confidentiality and Non-Disclosure.

(a)                                 Each Party may have a proprietary interest or other need for confidentiality in non-public information that may be furnished to the other pursuant to this Agreement (“Confidential Information”).  The Party disclosing such Confidential Information shall be referred to in this Section 16.9 (Confidentiality and Non-Disclosure) as the “Disclosing Party,” and the Party receiving such Confidential Information shall be referred to as the “Receiving Party.”

(b)                                 The Receiving Party will hold in confidence and, without the consent of the Disclosing Party, will not use, reproduce, distribute, transmit, or disclose, directly or indirectly, the Confidential Information of the Disclosing Party except as permitted herein.  The Receiving Party may only disclose the Confidential Information to its officers, directors, employees, professional advisors and independent contractors and consultants with a direct need to know the information for the implementation or exercise of rights and/or performance of obligations under or arising from this Contract, provided that such persons/entities (other than officers, directors and employees) are bound to confidentiality with terms and conditions that is no less restrictive than those contained in this Section 16.9 (Confidentiality and Non-Disclosure).  Without limiting the foregoing, the Receiving Party agrees that it will exercise at least the same standard of care in protecting the confidentiality of the Disclosing Party’s Confidential Information as it does with its own Confidential Information of a similar nature, but in any event, no less than reasonable care.

(c)                                  Confidential Information for purposes of this Contract shall not include information if and only to the extent that the Receiving Party establishes that the information: (i) is or becomes a part of the public domain through no act or omission of the Receiving Party; (ii) was in the Receiving Party’s lawful possession prior to the disclosure and had not been obtained by the Receiving Party either directly or indirectly from the Disclosing Party; or (iii) is lawfully disclosed to the Receiving Party by a third party without restriction on disclosure.  Confidential Information may also be disclosed by the Receiving Party pursuant to a requirement of a governmental agency, regulatory body or by operation of law, provided that the recipient shall disclose only that part of the Confidential Information that it is required to disclose and shall notify the Disclosing Party prior to such disclosure in a timely fashion in order to permit the Disclosing Party to lawfully attempt to prevent or restrict such disclosure should it so elect, and shall take all other reasonable and lawful measures to ensure the continued confidential treatment of the same by the party to which the Confidential Information is disclosed.

(d)                                 Any provision herein to the contrary notwithstanding, HECO may disclose Confidential Information to the Commission, the Consumer Advocate, and/or any other governmental regulatory agency with notice to, but without need of prior consent by SELLER, provided that HECO takes reasonable steps to obtain approval to submit the same under seal or under other procedures designed to preserve the confidentiality of the Confidential Information.

Section 16.10                     Financial Compliance.

(a)                                 HECO and its parent company, Hawaiian Electric Industries (“HEI”), are required to comply with the requirements of (a) the accounting principles of Financial Accounting Standards Board (“FASB”) which have been codified in (i)Accounting Standards Codification (“ASC”) 810, Consolidation (“FASB ASC 810”), (ii) FASB ASC 840 Leases (“FASB ASC 840”), and (iii) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), and (b) regulations established by the Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other governing agencies.    As of the date of this agreement, HECO has concluded that it is not required to apply the accounting consolidation requirements of FASB ASC 810 to SELLER because SELLER is excluded from the requirements of FASB ASC 810 under the “business scope exception.”  If HECO reasonably determines that there has been a change in circumstance (“Change in Circumstance”) that would require HECO to reassess the applicability of the accounting consolidation requirements of FASB ASC 810, and if applicable, to also make a determination as to whether HECO or its parent company are the primary beneficiaries of the SELLER, then the provisions of (b) below, shall apply.

(1)  Upon HECO’s request (“Request”), SELLER and HECO shall meet within five (5) business days of HECO’s Request to negotiate, in good faith, the information that SELLER will provide to HECO.  SELLER shall thereafter provide or cause to be provided to HECO on a timely basis, all information that SELLER agreed to provide, including but not limited to information that may be obtained in any audit referred to below (collectively, the “Information”), reasonably requested by HECO for purpose of permitting HECO and its parent company, (“HEI”), to comply with the requirements (initial and on-going) of (a) identifying variable interest entities and determining primary beneficiaries under the accounting principles of FASB ASC 810, (b) SOX 404, (c) FASB ASC 840 Leases, and (d) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404, and FASB ASC 840, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other governing agencies.  In addition, if required by HECO in order to meet its compliance obligations, SELLER shall allow HECO or its independent auditor, to audit, to the extend reasonably required, SELLER’s financial records, including its system of internal controls over financial reporting; provided that HECO shall be responsible for all costs associated with the foregoing, including but not limited to SELLER’s reasonable internal costs.

(2)                                 If SELLER reasonably disagrees with HECO’s determination that a Change in Circumstance has occurred, SELLER shall notify HECO within five (5) business days of HECO’s Request.  HECO and SELLER shall then agree upon an independent third-party auditor within five (5) business days to resolve the dispute of whether a Change in Circumstance occurred and/or what Information SELLER shall provide to HECO.  If HECO and SELLER are unable to agree upon the independent third-party auditor within such five-business-day period, then HECO shall select the independent auditor, which shall be a regionally or nationally recognized independent accounting firm that is not the principal auditor or tax advisor for either party.  Within 30 days of appointment, the independent auditor shall render a decision.  The fees and costs of the independent auditor shall be paid equally by HECO and SELLER.

(b)                                 HECO shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section16.10 (Financial Compliance). HECO may share the Information on a confidential basis with HEI and the independent auditors and attorneys for HECO and HEI.  (HECO, HEI, and their respective independent auditors and attorneys are collectively referred to in this Section 16.10 (Financial Compliance) as “Recipient.”).  If either HECO or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to SELLER and/or this Contract is necessary, HECO and HEI each shall have the right to disclose such of the Information as HECO or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give SELLER prompt written notice thereof (in advance to the extent practicable under the circumstances).  If HECO or HEI disclose Information pursuant to the preceding sentence, HECO and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the Commission and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii (“Consumer Advocate”) in connection with the Commission’s rate making activities for HECO, and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the Commission exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the Commission first issues a protective order to protect the confidentiality of such Information.  Neither HECO nor HEI shall use the Information for any purpose other than as permitted under this Section16.10 (Financial Compliance).

(c)                                  In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under Applicable Law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall undertake reasonable efforts to provide SELLER with prompt notice of such legal requirement prior to disclosure so that SELLER may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section16.10 (Financial Compliance) .  If such protective order or other remedy is not obtained, or if SELLER waives compliance with the provisions of this Section 16.10 (Financial Compliance). Recipient shall furnish only that portion of the Information which it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

(d)                                 The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 16.10 (Financial Compliance)shall not extend to any portion(s) of the Information which (a) was known to such Recipient prior to receipt, or (b) without the fault of such Recipient is available or becomes available to the general public, or (c) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

Section 16.11:                 Miscellaneous.  No use of the pipelines, facilities or equipment used in connection with this Contract shall be construed as having been dedicated to public use and it is hereby acknowledged by the Parties that the owner of any pipelines used to transport Product under this Contract retains the rights to determine who, other than the Parties to this Contract, shall use said pipelines, facilities, and equipment.

Section 16.12:                 Attorneys’ Fees.  If there is a dispute between the Parties and either Party institutes a lawsuit, arbitration, or other proceeding to enforce, declare, or interpret the terms of this Contract, the prevailing Party shall be awarded its reasonable attorneys fees and costs.

Section 16.13:                 Offsets.  In the event that a Party owes the other Party (“Offsetting Party”) any amount under this Contract, the Offsetting Party owed such amount may at any time offset any and all amounts that are due and owed to the other Party against such amount that the other Party owes the Offsetting Party.  The Offsetting Party asserting an offset shall provide a prompt written explanation of the amount and the basis for the offset.

Section 16.14:                 Counterparts.  This Contract may be executed in as many counterparts as desired by the Parties, any one of which shall have the force and effect of any original but all of which together shall constitute the same instrument.  This Contract may also be executed by exchange of executed copies via facsimile or other electronic means, such as PDF, in which case — but not as a condition to the validity of the Contract — each Party shall subsequently send the other Party by mail the original executed copy.  A Party’s signature transmitted by facsimile or similar electronic means shall be considered an “original” signature for purposes of this Contract.

IN WITNESS WHEREOF, the Parties hereto have executed this Contract on the day and year first above written.

HAWAIIAN ELECTRIC COMPANY, INC.

By:	/s/ Dan V. Giovanni
Signature Dan V. Giovanni

Vice President, Energy Delivery
Title

By:	/s/ Robert A. Alm
Signature Robert A. Alm

Executive Vice President
Title

By:	/s/ Ronald R. Cox
Signature Ronald R. Cox

Vice President, Power Supply
Title

(Signatures Continued on following page)

TESORO HAWAII CORPORATION

By:	/s/ David K. Kirshner
Signature David K. Kirshner

Senior Vice President, Commerical
Title

ATTACHMENT A — Product Specification

LOW SULFUR FUEL OIL (LSFO) SPECIFICATIONS

Test Property	Test Method	Unit of Measure	Min	Max

GRAVITY @ 60 DEGREES F.	ASTM D-4052	Degrees API	12	24

VISCOSITY	ASTM D-445, D-2161	SSU at 210 DF	100	450
		SSU at 212 DF	97	429

HEAT VALUE, GROSS	ASTM D-240, D-4868	MM BTU/BBL	6.0 million

FLASH POINT	ASTM D-93	Degrees F.	150

POUR POINT	ASTM D-97, D-5949	Degrees F.		125

ASH	ASTM D-482	Percent, Weight		0.05

SEDIMENT & WATER	ASTM D-1796	Percent, Weight		0.50

SULFUR	ASTM D-4294	Percent, Weight		0.50

NITROGEN	ASTM D-4629, D5762	Percent, Weight		0.50

VANADIUM	ASTM D-5863, AES	PPM, Weight		50

ATTACHMENT B — THC LSFO Price Sample

The price for Product in USD per Barrel shall be determined for the Nominated Month of Delivery based on the following price formula:

[ - - - ]

[ - - - ]

	[ - - - ]			[ - - - ]
	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
Date	$/Bbl	$/Bbl	$/Bbl	$/Bbl	$/Bbl	$/Bbl
5/1/2012	HOLIDAY			HOLIDAY
5/2/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/3/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/4/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/7/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/8/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/9/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/10/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/11/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/14/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/15/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/16/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/17/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/18/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/21/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/22/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/23/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/24/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/25/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/28/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/29/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/30/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/31/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]

Average			[ - - - ]			[ - - - ]

Average of [ - - - ]:
	[ - - - ]				$ [ - - - ]	per Barrel
	[ - - - ]				$ [ - - - ]	per Barrel
[ - - - ]					$ [ - - - ]	per Barrel

[ - - - ]

	[ - - - ]			[ - - - ]
	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
Date	$/Bbl	$/Bbl	$/Bbl	$/Bbl
5/1/2012	HOLIDAY			HOLIDAY
5/2/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/3/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/4/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/7/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/8/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/9/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/10/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/11/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/14/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/15/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/16/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/17/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/18/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/21/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/22/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/23/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/24/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/25/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/28/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/29/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/30/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]
5/31/2012	[ - - - ]	[ - - - ]	[ - - - ]	[ - - - ]

Average			[ - - - ]	[ - - - ]

Average of [ - - - ]:
	[ - - - ]			$ [ - - - ]	per Barrel
	[ - - - ]			$ [ - - - ]	per Barrel
[ - - - ]				$ [ - - - ]	per Barrel
[ - - - ]				$ [ - - - ]	per Barrel

[ - - - ]
[ - - - ]	$	[ - - - ]	per Metric Ton
[ - - - ]	$	[ - - - ]	per Metric Ton
	$	[ - - - ]	per Metric Ton

[ - - - ]	$	[ - - - ]	per Metric Ton

[ - - - ]	$	[ - - - ]	per Barrel

[ - - - ]

[ - - - ]	[ - - - ]		MT Deadweigh
[ - - - ]	[ - - - ]		GRT
[ - - - ]	$	[ - - - ]	Per GRT

[ - - - ]	$	[ - - - ]	per Metric Ton

[ - - - ]	$	[ - - - ]	per Barrel

[ - - - ]	$	[ - - - ]	per Barrel

[ - - - ]	$	[ - - - ]	per Barrel

[ - - - ]

ATTACHMENT C — Precautionary Sample Tests

Marine Deliveries — Product Specifications

Test Property	Test Method	Unit of Measure	Min	Max
Gravity @ 60 Degrees F.	ASTM D-4052	Degrees API	12	24
Viscosity	ASTM D-445, D-2161	SSU at 210 DF	100	450
		SSU at 212 DF	97	429
Flash Point	ASTM D-93	Degrees F.	150
Sediment and Water	ASTM D-1796	Percent, Weight		0.50
Sulfur	ASTM D-4294	Percent, Weight		0.50

ATTACHMENT D

Independent Inspectors List

Preferred by Tesoro and HECO:

Petrospect Inc.

499 Nimitz Hwy, Pier 21

Honolulu, HI  96817

808-536-6626

Alternate:

Intertek Caleb Brett

91-110 Hanua Street, #204

Kapolei, HI  96707-1702

808-682-2532